UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2026

ANNEXON, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39402	27-5414423
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Sierra Point Parkway, Bldg C, Suite 200

Brisbane, California 94005

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 822-5500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ANNX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 30, 2026 (the “Effective Date”), Annexon, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with Oxford Finance LLC, as collateral agent (in such capacity, the “Collateral Agent”), and certain lenders from time to time party thereto (collectively, the “Lenders”). The Agreement provides for term loans in an aggregate principal amount of up to $200.0 million.

Under the terms of the Agreement, the Lenders have agreed to make term loans to the Company in multiple tranches, subject to certain conditions. The initial tranche of $50.0 million was funded on the Effective Date, with three additional tranches in an aggregate principal amount of up to $100.0 million available upon the achievement of specified milestones and conditions and one additional uncommitted tranche in an aggregate principal amount of up to $50.0 million available upon the mutual agreement of the Company and the Lenders. The proceeds of the term loans may be used by the Company for working capital and to fund its general business requirements.

The term loans bear interest at a floating per annum rate equal to the greater of (i) the 1-Month CME Term SOFR plus 4.6% and (ii) 7.60%. The term loans mature on July 1, 2031, or June 1, 2032, depending on the achievement of certain milestones. The Company is required to make monthly payments of interest only until September 1, 2029, which can be extended to September 1, 2030 or September 1, 2031, depending on the achievement of certain milestones, after which monthly payments of both principal and interest will be due. The term loans may be prepaid, in whole or in part, at the option of the Company, subject to customary prepayment fees. The Company is also obligated to pay other customary fees for a loan facility of this size and type, including a final payment fee upon repayment of the term loans (whether at maturity, upon acceleration or by prepayment or otherwise).

The Agreement includes customary representations, warranties, and covenants, including financial covenants whereby upon the occurrence of certain events, the Company is required to maintain certain liquidity levels and/or minimum revenue levels, as applicable. The Agreement also includes events of default, which, if triggered, could result in the acceleration of the Company’s repayment obligations.

The Company granted the Collateral Agent a security interest in substantially all of its assets to secure its obligations under the Agreement.

The foregoing description of the Agreement is a summary, and is qualified in its entirety by reference to such document, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

On July 30, 2026, the Company issued a press release announcing that it had entered into the Agreement. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*#	Loan and Security Agreement by and among Annexon, Inc. and Oxford Finance LLC, as collateral agent, and certain lenders parties thereto, dated July 30, 2026.

99.1	Press release, dated July 30, 2026.

104.1	Cover Page Interactive Data File, formatted in inline XBRL.

*

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#

Certain portions of this exhibit (indicated by “[**]”) have been omitted in accordance with Regulation S-K Item 601(b)(10)(iv) because the omitted information is not material and is the type of information that the registrant customarily and actually treats as private or confidential. The Company agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2026		Annexon, Inc.

	By:	/s/ Jennifer Lew
Jennifer Lew
Executive Vice President and Chief Financial Officer